UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2008 (October 31, 2008)

Commission file number: 0-22773

NETSOL TECHNOLOGIES, INC.
(Exact name of small business issuer as specified in its charter)

NEVADA	95-4627685
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer NO.)

23901 Calabasas Road, Suite 2072, Calabasas, CA 91302
(Address of principal executive offices) (Zip Code)

(818) 222-9195 / (818) 222-9197
(Issuer's telephone/facsimile numbers, including area code)

Item 8.01. Other Events.

On October 31, 2008, NetSol Technologies, Inc., a Nevada corporation (the “Company”) acquired the issued and outstanding membership interests of Ciena Solutions, LLC (“Ciena”). Other than the Membership Interest Purchase Agreement entered into to effectuate this acquisition, there was no relationship between the Company and any of the parties to the Membership Interest Purchase Agreement.

According to the terms of the Membership Interest Purchase Agreement, the Company acquired 100% of the issued and outstanding membership interests of Ciena from the Ciena members, whose identity is set forth in the Membership Interest Purchase Agreement (the “Ciena Members”) at the Closing Date in exchange for a purchase price consisting of: (a) an initial deposit of three hundred fifty thousand dollars ($350,000) and payments over the next 4 fiscal equal in each year to 25% of the lesser of Ciena’s EBDITA multiplied by 4.5 and the Gross Revenues multiplied by .75 less the deposit, in earn-out year two, and other deductions for capital costs of Ciena (the “earn-out payments’). The earn-out payments shall be paid 50% in shares of restricted common stock of NetSol at the 30 day volume weighted average price (“VWAP”) for each of the 30 trading days prior to the close of the applicable fiscal year and 50% in cash. VWAP shall be calculated by taking the closing price of NetSol’s common stock as traded on the NASDAQ Capital Market under the symbol NTWK (“NetSol Shares”) for each of the 30 trading days used in the VWAP calculation multiplied by the daily volume for each of the 30 trading days used in the VWAP calculation, the product of the preceding calculation is divided by 30 and then divided by the average of the daily volume for each of the 30 trading days used in the VWAP calculation.

Under no circumstances shall the total number of shares of common stock issued to the Ciena Members exceed 19.9% of the issued and outstanding shares of common stock, less treasury shares, of the Company at October 31, 2008. The acquisition is not of a significant amount of assets for purposes of reporting under Item 2.01 of this report.

Exhibits

8.01 Membership Interest Purchase Agreement dated as of October 29, 2008 by and between the Company, Ciena Solutions, LLC and the members of Ciena Solutions LLC.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETSOL TECHNOLOGIES, INC.

Date: November 5, 2008	By:	/s/ Najeeb Ghauri
NAJEEB GHAURI Chief Executive Officer

Date: November 5, 2008	By:	/s/ Tina Gilger
TINA GILGER Chief Financial Officer